EXHIBIT 10.11

FEDERAL HOME LOAN BANK OF SAN FRANCISCO
CORPORATE SENIOR OFFICER SEVERANCE POLICY

Effective: June 1, 2011
Amended and Restated: March 4, 2020

CORPORATE SENIOR OFFICER SEVERANCE POLICY1
For the President, Executive Vice Presidents and any Senior Vice President who was eligible as of December 31, 2018

ESTABLISHMENT

The Federal Home Loan Bank of San Francisco (the “Bank”), pursuant to the powers granted it under 12 U.S.C. Section 1432, established on January 25, 1996, a severance policy, which has subsequently been restated from time to time, for eligible Corporate Senior Officers (the “Corporate Senior Officer Severance Policy” or “Policy”). The Policy is effective June 1, 2011, as provided herein.
AMENDMENT AND TERMINATION

The Bank reserves the right to amend, add, modify, or terminate the Policy, in whole or in part, at any time it deems appropriate, provided, however, that, following a merger, reorganization, or consolidation of the Bank; sale of all or substantially all the business or assets of the Bank; or other similar transaction, no such amendment will impair the then-existing rights of an eligible Corporate Senior Officer under the Policy. Notwithstanding the foregoing, any amendments, additions, modifications or terminations of this Policy will be effective only to the extent such amendments, additions, modifications, or terminations are permitted by Applicable Laws.
Adoption of this Policy by the Bank is not to be construed as a contract between the Bank and any of its Corporate Senior Officers nor is it intended to create any absolute right, vested or otherwise, to any severance benefit for any Corporate Senior Officer.
POLICY

The purpose of the Policy is to help provide protection from loss of income because of unemployment while an eligible Corporate Senior Officer seeks other employment and to ensure that the Bank will have the continued dedication and objectivity of each eligible Corporate Senior Officer, notwithstanding the possibility, threat, or occurrence of a termination of employment or potential transaction involving the Bank. Because of changing economic and business conditions, most organizations must continually evaluate their operations and be prepared to make changes in the structure of their workforces. Similarly, the Bank’s changing business environment may require it to consider strategic alternatives; restructure, modify, or eliminate jobs; and reduce staff from time to time. Should an eligible Corporate Senior Officer be affected by one of these events, he or she will be notified and, if eligible under the guidelines listed below, receive severance benefits upon signing a Severance Agreement and Release.
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1For purposes of this Corporate Senior Officer Severance Policy, a “Corporate Senior Officer” is defined as the President, Executive Vice Presidents and any Senior Vice President who was eligible as of December 31, 2018.

This Policy sets forth and describes the options, benefits, and severance pay that may be provided to eligible Corporate Senior Officers. The application of the provisions contained in this Policy will be made on a nondiscriminatory basis in accordance with the Bank’s equal employment opportunity policy, or any other basis prohibited by law.
This Policy is not intended for application in any situations in which the Bank continues to offer employment to affected Corporate Senior Officers on substantially the same terms, or in any situation in which the Corporate Senior Officer does not suffer loss of employment.
ELIGIBILITY

A full-time or part-time Corporate Senior Officer may be eligible for severance benefits under the Policy provided that the Corporate Senior Officer is on the official payroll of the Bank on the Effective Date of Separation (as defined below).
A Corporate Senior Officer will be eligible to receive severance pay and benefits upon certain involuntary Separation from Service (as defined below) from the Bank resulting from a “Qualifying Termination”:

(a)	elimination of an individual job or position;

(b)	elimination of one or more jobs or positions as a result of a reduction in staff or department reorganization;

(c)	substantial job modification resulting in the incumbent Corporate Senior Officer being, in the judgment of the Bank, unqualified for or unable to perform the revised job; or

(d)	certain involuntary Separations from Service (as defined below) from the Bank made in connection with a Change in Control of the Bank (as described in Exhibit A).

In all situations in which the Bank gives the Corporate Senior Officer more than one week notice of eligibility, the Bank may condition that Corporate Senior Officer’s eligibility upon his/her remaining on the job until the date the Separation from Service (as defined below) becomes effective, as specified by the Bank.
A Corporate Senior Officer is not eligible for severance pay under this Policy in any event other than (a) through (d), above, and in particular if he or she:

(a)
voluntarily terminates employment with the Bank for any reason prior to the Effective Date of Separation (as defined below) set by the Bank (other than for certain limited reasons in connection with a Change in Control, as described in Exhibit A);

(b)	is terminated by the Bank for any reason other than job elimination, reduction in staff, department reorganization, or job modification as described above;

(c)
is terminated because of the Corporate Senior Officer’s death or for cause (including, without limitation, gross misconduct or dereliction of duty) or for failure to meet performance goals or objectives as determined by the Bank;

(d)	retires from the Bank under conditions not involving job elimination, reduction in staff, department reorganization, or job modification as described above;

(e)
accepts any job with another employer that acquired any of the assets or operations of the Bank or with an outsourcing supplier (an outsourcing supplier is defined as an entity to which the Bank outsources a function performed by the Corporate Senior Officer where the Bank agrees with the entity in the outsourcing agreement that it will offer jobs to current Corporate Senior Officers performing that function for the Bank);

(f)	is on a leave of absence at the time of the job elimination/staff reduction and does not return to work at the end of the approved leave period; or

(g)
refuses an equivalent job offer, either within the Bank or with another employer that acquired any of the assets or operations of the Bank (an equivalent job offer is defined as a job offer for a position with a comparable level of responsibility, skill and knowledge requirements, and pay).

For purposes of this Policy, a “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Department of Treasury regulations and other interpretive guidance thereunder (“Section 409A”), and will generally occur upon the termination of a Corporate Senior Officer’s employment as a common-law employee of the Bank.
A Separation from Service will not be deemed to have occurred if a Corporate Senior Officer continues to provide services to the Bank at an annual rate that is fifty percent or more of the services rendered, on average, during the immediately preceding three full years of employment with the Bank (or if employed by the Bank less than three years, such lesser period); provided, however, that a Separation from Service will be deemed to have occurred if a Corporate Senior Officer’s service with the Bank is reduced to an annual rate that is equal to or less than twenty percent of the services rendered, on average, during the immediately preceding three full years of employment with the Bank (or if employed by the Bank less than three years, such lesser period).
In addition to the foregoing, a Separation from Service will not be deemed to have occurred while a Corporate Senior Officer is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, provided that the Corporate Senior Officer’s right to reemployment with the Bank is provided either by statute or contract. If the period of leave exceeds six months and the Corporate Senior Officer’s right to reemployment is not provided either by statute or contract, then the Corporate Senior Officer is deemed to have Separated from Service on the first day immediately following such six-month period.

The effective date of the Separation from Service is typically the Corporate Senior Officer’s last day of employment as a common-law employee with the Bank as described in this section and will be determined in accordance with Section 409A (the “Effective Date of Separation”). Any payments received after the Effective Date of Separation are considered severance pay and not salary.
SEVERANCE PAY AND BENEFITS

At the Bank’s discretion, the Bank may either give the Corporate Senior Officer one week’s notice of a Separation from Service and eligibility for severance, or pay the Corporate Senior Officer one week of base salary in lieu of notice. Upon any termination, the Corporate Senior Officer will be paid his/her fully earned but unpaid base salary, paid by the Bank when due, through the date of termination at the rate then in effect, together with all other amounts and benefits to which the Corporate Senior Officer is entitled under any compensation, retirement or benefit plan or practice of the Bank at the time of termination, plus, if applicable, one week of base salary in lieu of notice on the Effective Date of Separation. In the event an eligible Corporate Senior Officer experiences a Qualifying Termination, the Corporate Senior Officer will be eligible to receive additional severance benefits as described in Exhibit A.
Any severance paid under this Policy is subject to federal and state tax deductions and any other withholdings required by law.
Notwithstanding any other provision of this Policy to the contrary, any severance and benefits payments made to the Corporate Senior Officer pursuant to this Policy, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §§ 4518(a) and 4518(e) and any regulations promulgated thereunder, including 12 C.F.R. Parts 1230 and 1231.
Notwithstanding any other provision of this Policy to the contrary, if the Bank is not in compliance with applicable regulatory capital or regulatory leverage requirements or if any of the payments to be made pursuant to this Policy would cause the Bank to fall below the applicable regulatory requirements, the payment will be delayed until the Bank achieves compliance with such regulatory capital requirement.
RETENTION PAY

Retention pay may be provided at the Bank’s discretion to specified Corporate Senior Officers for specific assignments. The time at which the retention payment is made will be governed by the individual agreement between the specified Corporate Senior Officer and the Bank (the “Retention Agreement”). Any retention pay provided by the Bank generally will not exceed 30% of the Corporate Senior Officer’s regular earnings during the specified retention period, and will be payable at the time and in the form set forth in the Retention Agreement.
If the Corporate Senior Officer is eligible to receive retention pay under this Policy, he/she will receive payment from the Bank upon the Bank’s receipt of a Severance Agreement and Release (as defined below) that has become irrevocable in accordance with its terms, applicable law, and the Retention Agreement.

Retention pay is subject to federal and state tax deductions and any other withholdings required by law. Notwithstanding any other provision of this Policy to the contrary, any retention payments made to the Corporate Senior Officer pursuant to this Policy, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §§ 4518(a) and 4518(e) and any regulations promulgated thereunder, including 12 C.F.R. Parts 1230 and 1231.
SEVERANCE AGREEMENT AND RELEASE

Upon a Separation from Service, the Corporate Senior Officer must execute an agreement acknowledging the Separation from Service with the Bank that includes an outline of the severance pay, retention pay (if applicable), and benefits package available to the Corporate Senior Officer, and a general waiver by the Corporate Senior Officer of any claims against the Bank in order to be eligible to receive any benefits or payments under this Policy (the “Severance Agreement and Release”). The Corporate Senior Officer will have a specified period of time of at least one week (the “Specified Period”) within which to sign and return an executed version of the Severance Agreement and Release, with the Severance Agreement and Release becoming irrevocable.
If a Corporate Senior Officer signs the Severance Agreement and Release after the Specified Period has expired, the Corporate Senior Officer will receive two weeks of base salary for each full year of service, not to exceed twelve months of base salary, upon signing the Severance Agreement and Release.
If a Corporate Senior Officer is unwilling to sign the Severance Agreement and Release within the time period stated in the Severance Agreement and Release, the Corporate Senior Officer will not receive any severance pay or benefits pursuant to the Policy. In such a case, the Human Resources Department of the Bank should be notified so that any problem the Corporate Senior Officer perceives can be discussed and, if possible, resolved.
BENEFITS
Health and life insurance benefits will continue as described in Exhibit A. Under the terms of the Bank’s group health and life insurance benefit plans, the Corporate Senior Officer may request a continuation of coverage through conversion to an individual policy (i.e., health, life, and dependent life insurance). Voluntary accident insurance coverage terminates at the end of the month in which the termination date occurred. Except as otherwise set forth in Exhibit A, all other benefits that the Corporate Senior Officer received from the Bank during his/her employment will cease according to the terms, conditions, and policies governing such benefit plans.
Payment for accrued and unused vacation and holiday balances will be paid in a lump sum payment on the Effective Date of Separation and is subject to federal and state tax deductions and any other withholdings required by law.
Tuition assistance approved and paid by the Bank prior to the Effective Date of Separation need not be repaid to the Bank in the event the Corporate Senior Officer receives severance pay under this Policy.

OUTPLACEMENT ASSISTANCE

Upon a Separation from Service, the Bank may, in its sole discretion, provide to former Corporate Senior Officers outplacement assistance, which may include job search assistance and counseling services (Outplacement Assistance). Corporate Senior Officers may elect not to accept these services, if offered, but the Bank will not pay cash in lieu of Outplacement Assistance. In the event the Corporate Senior Officer is receiving Outplacement Assistance, such benefit will terminate on the earlier of (a) the one-year anniversary of the Effective Date of Separation, or (b) the Corporate Senior Officer’s acceptance of an equivalent job offer for a position that has a comparable level of responsibility, skill and knowledge requirements, and salary.
ADMINISTRATION

This Policy will be administered by the Senior Vice President, Director of Human Resources, of the Bank (the “Administrator”). Interpretation and construction by the Bank of any provisions of the Policy will be final. Except as described above, the Bank may amend or rescind all or any part or parts of this Policy at any time and will make, at its sole discretion, any and all determinations necessary for its administration. Without limiting the generality of the foregoing, the Bank will have the authority to determine eligibility for benefits and severance amounts.
Any exception to this Policy must be approved by the Bank President.
EMPLOYMENT RIGHTS

Nothing in this Policy is to be construed as a promise, implied or otherwise, of continued employment with the Bank, or any right to continue in any position or duties. Bank management reserves the right to make any employment decision, at any time, deemed to be in the best interest of the Bank, and employment with the Bank may be terminated at any time and for any reason by the Bank or by the Corporate Senior Officer.
CLAIMS PROCEDURES

The Corporate Senior Officer may make a request for any Policy payments or benefits to which the Corporate Senior Officer believes he/she is entitled. Any such request should be in writing and should be made to the Administrator at the address below:
Senior Vice President, Director of Human Resources
Federal Home Loan Bank of San Francisco
600 California Street, Suite 300
San Francisco, CA 94108
A Corporate Senior Officer’s request for Policy payments or benefits will be considered a claim for Policy payments or benefits, and it will be subject to a full and fair review. If the claim is wholly or partially denied, the Administrator will furnish the Corporate Senior Officer with a written notice of such denial. This written notice must be provided to the Corporate Senior Officer within a reasonable period of time (generally 90 calendar days) after the receipt of the claim by the Administrator. The written notice must contain the following information:
(1)    the specific reason or reasons for the denial;
(2)    specific reference to the Policy provisions on which the denial is based;
(3)    a description of any additional information or material necessary to correct the claim and an explanation of why the material or information is necessary; and,
(4)    appropriate information regarding the steps to be taken if the Corporate Senior Officer wishes to submit the claim for review.
If notice of the denial of a claim is not furnished to the Corporate Senior Officer in accordance with the above procedures within a reasonable period of time, the claim will be deemed denied. The Corporate Senior Officer will then be permitted to proceed to the review stage.
If the claim has been denied or deemed denied, and the Corporate Senior Officer desires to submit the claim for review, the Corporate Senior Officer must follow the Claims Review Procedure below.
A Corporate Senior Officer may file a claim in writing with the Administrator upon a denial of a claim for payments or benefits.
THE CORPORATE SENIOR OFFICER MUST FILE THE CLAIM FOR REVIEW NO LATER THAN 60 CALENDAR DAYS AFTER HE/SHE HAS RECEIVED WRITTEN NOTIFICATION OF THE DENIAL OF HIS/HER CLAIM FOR PAYMENTS OR BENEFITS, OR IF NO WRITTEN DENIAL OF THE CLAIM WAS PROVIDED, NO LATER THAN 60 CALENDAR DAYS AFTER THE DEEMED DENIAL OF THE CLAIM.
The Corporate Senior Officer may review all pertinent documents relating to the denial of the claim and submit any issues and comments, in writing, to the Administrator, using the same address as listed above.
The Corporate Senior Officer’s claim for review must be given a full and fair review by the Bank. If the claim for review is denied, the Administrator must provide the Corporate Senior Officer with written notice of this denial within 60 calendar days after the Administrator’s receipt of the written claim for review. The 60-day period may be extended when there are special circumstances that are communicated to the Corporate Senior Officer in writing prior to the end of the 60-day period. If there is an extension, a decision will be made as soon as possible, but not later than 120 calendar days after receipt by the Administrator of the claim for review.
The Bank’s decision on the claim for review will be communicated to the Corporate Senior Officer in writing and will include specific references to the pertinent Policy provisions on which the decision was based.
If the Bank’s decision on review is not furnished to the Corporate Senior Officer within the time limitations described above, the claim will be deemed denied on review.

If payments or benefits are provided or administered by an insurance company, insurance service, or other similar organization that is subject to regulation under the insurance laws, the claims procedure relating to those benefits may provide for review. If so, that company, service, or organization will be the entity to which claims are addressed. The Corporate Senior Officer may contact the Administrator with respect to any questions regarding the proper person or entity to whom the Corporate Senior Officer should address claims.
Any claim or controversy arising from a claim for payments or benefits that is denied or ignored will be settled by arbitration in San Francisco, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Each party will pay the fees of its own attorneys, the expenses of its witnesses, and all other expenses connected with presenting its case; provided, however, that, except as may be prohibited by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the sole arbitrator, and all other fees and costs, will be borne by the Bank.
APPLICABLE LAWS
The Policy will be governed by and construed in accordance with the laws of the United States and, to the extent state law may be applicable, the laws of the State of California, without regard to the conflicts of laws principles thereof.
CODE SECTION 409A
Payments and benefits provided under this Policy are intended to be exempt from Section 409A of the Code, provided that, if any payment provided at any time hereunder involves non-qualified deferred compensation within the meaning of Section 409A of the Code, the Policy is intended to comply with Section 409A of Code, and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”) and the Policy shall be interpreted and construed as necessary to comply with such intent. To the maximum extent permitted by law, payments under the Policy shall be treated as payments under the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4), then as payments or benefits provided as separation pay under Treasury Regulation Section 1.409A-1(b)(9)(iii) or as nontaxable benefits. For purposes of Section 409A of the Code, any right under this Policy to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. To the extent applicable, if a Corporate Senior Officer is a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) on his or her date of termination of employment, then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a Separation from Service, such payment or benefit shall be made or commence at the date which is the earlier of (A) the first day of the seventh month after the date of the Corporate Senior Officer’s Separation from Service or (B) the date of the Corporate Senior Officer’s death. Notwithstanding any provision of this Policy to the contrary, in the event that the Bank determines that any compensation or benefits payable or provided hereunder may be subject to Section 409A, the Bank reserves the right (without any obligation to do so or to indemnify the Corporate Senior

Officer for failure to do so) to adopt such limited amendments to this Policy and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Bank reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Policy from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Policy or (b) comply with the requirements of Section 409A. In no event may a Corporate Senior Officer, directly or indirectly, designate the calendar year of any payment to be made under this Policy that is considered non-qualified deferred compensation. In the event the time period for both considering any general release and the general release becoming irrevocable as a condition to receiving a severance payment or taxable benefit will overlap two calendar years, then no amount of such severance payment or taxable benefit shall be paid or provided in the earlier calendar year. The Bank does not guarantee the tax treatment of any payment or benefits made under this Policy, and the Corporate Senior Officer shall be responsible in any event for any taxes or penalties due under federal or state tax laws due to payments or benefits provided hereunder.

Exhibit A
BENEFITS PROVIDED TO A CORPORATE SENIOR OFFICER WHO IS A SENIOR VICE PRESIDENT

Severance Benefits upon Involuntary Termination Not In Connection with a Change in Control.

In the event an eligible Senior Vice President experiences a Qualifying Termination other than in connection with a Change in Control, as provided for below, upon the Bank’s receipt of an executed Severance Agreement and Release that has become irrevocable in accordance with its terms and Applicable Laws (but in any event not earlier than the Effective Date of Separation), the Senior Vice President will be entitled to receive a lump sum severance payment in an amount equal to the greater of: (a) twelve weeks of his/her base salary, or (b) the sum of (i) three weeks of his/her base salary, plus (ii) three weeks of his/her base salary for each full year of service at the Bank, and (iii) three weeks of his/her base salary prorated for each partial year of service. Notwithstanding the foregoing, the total severance pay for any Senior Vice President (excluding the one week notice pay or pay in lieu of notice, if applicable) will not exceed twelve months base salary; provided, however, that the severance pay will in no event be paid later than 2-1/2 months after the end of the calendar year in which the Effective Date of Separation occurs.

To the extent permitted by the insurance carrier that provides life insurance to the Bank’s employees, the Bank will continue life insurance coverage for the Senior Vice President for one month after the end of the month in which the Effective Date of Separation occurs. The value of the life insurance benefits provided may be taxable income to the Senior Vice President.

In addition, the Senior Vice President will be entitled to continued health insurance coverage under the Bank’s health insurance policies for the first month immediately following the Effective Date of Separation, with the Bank paying one month’s premium directly to the health insurance company.

Severance Benefits upon Involuntary Termination In Connection with a Change in Control.

In the event an eligible Senior Vice President is involuntarily terminated without “Cause” or voluntarily terminates employment with “Good Reason” within ninety (90) calendar days prior to a “Change in Control” or during a one-year period following a Change in Control, upon the Bank’s timely receipt of an executed Severance Agreement and Release that has become irrevocable in accordance with its terms and Applicable Laws (but in any event not earlier than the Effective Date of Separation or the Change in Control event), the Senior Vice President will receive severance pay in a lump sum equal to one year of base salary. Notwithstanding the foregoing, the severance pay will not be paid later than 2-1/2 months after the end of the calendar year in which the Effective Date of Separation occurs.

Exhibit A - Page 1

To the extent permitted by the insurance carrier that provides life insurance to the Bank’s employees, the Bank will continue life insurance coverage for the Senior Vice President for 12 months after the end of the month in which the Effective Date of Separation occurs. However, the Bank will immediately cease paying such premiums prior to the end of the 12-month period if the Senior Vice President accepts employment with another employer that provides a comparable benefit in terms of cost and scope of coverage during the 12-month period.

In addition, the Senior Vice President will be entitled to continued health insurance coverage under the Bank’s health insurance policies at the Bank’s expense for a period of 12 months beginning the first month immediately following the Effective Date of Separation, with the Bank paying premiums directly to the health insurance company. However, the Bank will immediately cease paying such premiums prior to the end of the 12-month period if the Senior Vice President accepts employment with another employer that provides comparable benefits in terms of cost and scope of coverage during the 12-month period. Notwithstanding the foregoing, in the event that providing such health insurance coverage would be discriminatory pursuant to Section 105(h) of the Code or Section 2716 to the Public Health Service Act, then the Bank will provide such healthcare benefits, or a payment in lieu of such healthcare benefits, in a manner as determined in the Bank’s sole discretion that would comply with applicable laws.

The value of the monthly health and life insurance benefits provided may be taxable income to the Senior Vice President.

The Bank has no obligation to pay any severance payments or benefits if the Senior Vice President’s employment is terminated by the Bank with Cause or by the Senior Vice President without Good Reason or the Senior Vice President’s termination is due to death or Disability. If the Change in Control severance payments or benefits are made to a Senior Vice President, he or she will not be eligible for the regular termination severance payments or benefits described above.

If a Senior Vice President becomes entitled to receive any severance payments or benefits pursuant to a Change in Control Agreement entered into by and between the Bank and such Senior Vice President, such Senior Vice President will not be eligible to receive any severance payments or benefits pursuant to the Policy. No provisions of any such Change in Control Agreements will be superseded by this Policy, and any such Change in Control Agreements will otherwise remain in full force and effect.

Notwithstanding the foregoing, in the event the Senior Vice President receives regular termination severance payments or benefits with respect to a Qualifying Termination, and subsequently becomes entitled to receive severance payments or benefits as a result of the occurrence of a Change in Control or pursuant to a Change in Control Agreement, the amount of the severance payments or benefits payable as a result of the termination occurring in connection with a Change in Control will be automatically reduced by the benefits and payments already received by the Senior Vice President as severance pursuant to this Policy.

Exhibit A - Page 2

Definitions.

“Cause” means (i) the commission of an act of fraud or embezzlement by the Senior Vice President that has a material adverse impact on the Bank or any successor or affiliate thereof, (ii) a conviction of, or plea of “guilty” or “no contest” to, a felony by the Senior Vice President, (iii) the Senior Vice President’s ongoing and repeated failure or refusal to perform or neglect of his or her duties to the Bank in a material respect, which failure, refusal, or neglect continues for fifteen (15) calendar days following the Senior Vice President’s receipt of written notice from the Bank’s Board of Directors stating with specificity the nature of such failure, refusal, or neglect, or (iv) the Senior Vice President engaging in conduct that has resulted in the Senior Vice President being barred from employment by the Bank by operation of any law or regulation, or by any final order of any court or regulatory authority or any agreement with any regulatory authority, including, without limitation, any removal or barring of employment of the Senior Vice President pursuant to 12 USC §§ 4615, 4616, 4617 or 4636a, or any of their successor sections or provisions. The Bank shall make the determination that “Cause” exists in good faith and only if and when the determination has been approved in good faith by the Bank’s Board of Directors; provided, however, that prior to a final determination that Cause exists, the Bank will (y) provide to the Senior Vice President in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, and (z) provide the Senior Vice President with an opportunity to discuss the determination that “Cause” exists with the Board prior to the final decision to terminate the Senior Vice President’s employment hereunder for such “Cause.”

“Change in Control” means (i) the merger, reorganization, or consolidation of the Bank with or into another Federal Home Loan Bank or other entity, (ii) the sale or transfer of all or substantially all of the business or assets of the Bank to another Federal Home Loan Bank or other entity, (iii) the purchase by the Bank or transfer to the Bank of all or substantially all of the business or assets of another Federal Home Loan Bank, (iv) a change in the composition of the Board of Directors, as a result of one or a series of related transactions, that causes the number of directors of the Bank elected by members of the Bank located in California, Arizona, and Nevada to cease to constitute a majority of the directors of the Bank that are elected by members of the Bank (excluding, for purposes of this clause (iv), non-member independent directors), or (v) the liquidation of the Bank. Provided that the term "reorganization" contained in this definition shall not include any reorganization that is mandated by federal statute, rule, regulation, or directive, including 12 U.S.C. § 1421, et seq., as amended, and 12 U.S.C. § 4501 et seq., as amended, and which the Director of the Federal Housing Finance Agency (or successor agency, “Agency”) has determined should not be a basis for making payment under this Policy, by reason of the capital condition of the Bank or because of unsafe or unsound acts, practices, or condition ascertained in the course of the Agency's supervision of the Bank or because any of the conditions identified in 12 U.S.C. § 4617(a)(3) are met with respect to the Bank (which conditions do not result solely from the mandated reorganization itself, or from action that the Agency has required the Bank to take under 12 U.S. C. § 1431(d)).

Exhibit A - Page 3

“Disability” is defined as the Senior Vice President being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under any accident and health plan covering employees of the Bank.
“Good Reason” means: (i) the relocation of the Senior Vice President’s principal place of employment by the Bank to a location more than fifty (50) miles from the Senior Vice President’s principal place of employment as of the Effective Date of Separation that also results in an increase in the commute from his or her principal residence to the Senior Vice President’s principal place of employment of more than fifty (50) miles, (ii) a change in the Senior Vice President’s position that materially reduces his or her duties or responsibilities, or (iii) a material reduction in the aggregate value of the Senior Vice President’s base salary, benefits, and short-term and long-term incentive payment opportunities as an employee of the Bank taken as a whole, other than pursuant to a Bank-wide reduction of base salaries and target incentive payment opportunities for employees of the Bank generally. However, none of the foregoing events or conditions will constitute Good Reason unless: (x) the Senior Vice President provides the Bank with written objection to the event or condition within ninety (90) calendar days following the occurrence thereof, (y) the Bank does not reverse or otherwise fully cure the event or condition within thirty (30) calendar days of receiving that written objection, and (z) the Senior Vice President resigns his or her employment within thirty (30) calendar days following the expiration of that cure period.

Exhibit A - Page 4

BENEFITS PROVIDED TO A CORPORATE SENIOR OFFICER WHO IS THE PRESIDENT OR THE EXECUTIVE VICE PRESIDENT

Severance Benefits upon Involuntary Termination Not In Connection with a Change in Control.

In the event the President or Executive Vice President experiences a Qualifying Termination other than in connection with a Change in Control, as provided for below, upon the Bank’s receipt of an executed Severance Agreement and Release that has become irrevocable in accordance with its terms and Applicable Laws (but in any event not earlier than the Effective Date of Separation), the President or the Executive Vice President will be entitled to receive a lump sum severance payment in an amount equal to the greater of: (a) twelve weeks of his/her base salary, or (b) the sum of (i) three weeks of his/her base salary, plus (ii) three weeks of his/her base salary for each full year of service at the Bank, and (iii) three weeks of his/her base salary prorated for each partial year of service. Notwithstanding the foregoing, the total severance pay for the President or the Executive Vice President (excluding the one week notice pay or pay in lieu of notice, if applicable) will not exceed twelve months base salary; provided, however, that the severance pay will in no event be paid later than 2-1/2 months after the end of the calendar year in which the Effective Date of Separation occurs.

To the extent permitted by the insurance carrier that provides life insurance to the Bank’s employees, the Bank will continue life insurance coverage for the President or the Executive Vice President for one month after the end of the month in which the Effective Date of Separation occurs. The value of the life insurance benefits provided may be taxable income to the President or the Executive Vice President.

In addition, the President or the Executive Vice President will be entitled to continued health insurance coverage under the Bank’s health insurance policies for the first month immediately following the Effective Date of Separation, with the Bank paying one month’s premium directly to the health insurance company.

Severance Benefits upon Involuntary Termination In Connection with a Change in Control.

In the event the President or the Executive Vice President experiences a termination of employment within the period commencing on the ninetieth (90th) calendar day prior to a Change in Control and ending on the first anniversary of the Change in Control, severance and benefits will be payable pursuant to the Change in Control Agreement entered into by and between the Bank and each of the President and the Executive Vice President. No provisions of the Change in Control Agreement are superseded by this Policy, and the Change in Control Agreement will otherwise remain in full force and effect.

If the President or the Executive Vice President becomes entitled to receive any severance benefits pursuant to the Change in Control Agreement, they will not be eligible to receive any severance benefits pursuant to the Policy.

Exhibit A - Page 5

Notwithstanding the foregoing, in the event the President or the Executive Vice President receives regular termination severance payments or benefits with respect to a Qualifying Termination, and subsequently becomes entitled to receive severance payments or benefits as a result of the occurrence of a Change in Control or pursuant to a Change in Control Agreement, the amount of the severance payments or benefits payable as a result of the termination occurring in connection with a Change in Control will be automatically reduced by the benefits and payments already received by the President or the Executive Vice President as severance pursuant to this Policy.

Exhibit A - Page 6